Exhibit 10.7

Execution Version

CREDIT AGREEMENT

Dated as of July 1, 2018

among

GAZELLE UNIVERSITY (to be renamed GRAND CANYON UNIVERSITY),

as the Borrower,

THE SUBSIDIARIES OF THE BORROWER IDENTIFIED HEREIN FROM TIME TO TIME,

as the Guarantors,

and

GRAND CANYON EDUCATION, INC.,

as the Lender

i

SCHEDULES

6.14	Subsidiaries

6.21-1	Location of Chief Executive Office, Taxpayer Identification Number, Etc.

6.21-2	Changes in Legal Name, State of Formation and Structure

8.01	Liens Existing on the Closing Date

8.02	Investments Existing on the Closing Date

8.03	Indebtedness Existing on the Closing Date

8.08	Borrower’s Conflict of Interest Policy

11.02	Lender’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Request for Credit Extension

B	[Reserved]

C	Form of Note

D	Form of Compliance Certificate

E	Form of Joinder Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of July 1, 2018 among GAZELLE UNIVERSITY, an Arizona nonprofit corporation (to be renamed GRAND CANYON UNIVERSITY) (the “Borrower”), the Guarantors (defined herein) from time to time party hereto, and GRAND CANYON EDUCATION, INC., a Delaware corporation (the “Lender”).

The Borrower (as “Buyer”) and the Lender (as “Seller”) are parties to that Asset Purchase Agreement by and between Borrower and Lender dated as of July 1, 2018, as amended from time to time (the “Asset Purchase Agreement”).

The Borrower has requested that the Lender provide credit facilities in the amounts provided herein to fund Borrower’s obligations as Buyer under the Asset Purchase Agreement, and for such other purposes set forth herein, and the Lender is willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution that meets the Accrediting Body’s standards and requirements, which approval is required for the educational institution to participate in the Title IV Programs.

“Accrediting Body” means the Higher Learning Commission or any entity or organization recognized by the DOE pursuant to 34 C.F.R. 602 et seq.

“Acquisition” means, with respect to any Person, the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division or operating group of, another Person or (b) at least a majority of the Equity Interests of another Person entitled to vote for members of the board of directors or equivalent governing body of such Person, in each case whether or not involving a merger or consolidation with such other Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Applicable Rate” means six percent (6%) per annum.

“Appraisal” means an “as-is” appraisal that (a) satisfies the requirements of Title XI of FIRREA and all other applicable legal requirements, all as in effect on the date of such appraisal, (b) is prepared by an appraiser that is engaged by the Lender or is otherwise approved by the Lender and (c) is otherwise acceptable to the Lender.

“Approved Capital Expenditure” means each capital expenditure identified in the Approved Capital Expenditure Budget; provided that such capital expenditure is incurred in the period and for the purpose identified in the Approved Capital Expenditure Budget.

“Approved Capital Expenditure Budget” means that certain capital expenditure budget for Borrower for the fiscal year of Borrower ending June 30, 2019 and for each subsequent fiscal year of Borrower as agreed between Borrower and Lender at least thirty (30) days prior to the first day of each such fiscal year thereafter, as such budget may be modified from time to time in writing with the approval of both Borrower and Lender.

“Asset Purchase Agreement” has the meaning specified in the introductory paragraphs hereto.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Lender in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Availability Period” means, with respect to the CapEx Commitments, the period from and including the Closing Date to the earliest of (a) June 30, 2021, (b) the date of termination of the CapEx Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of the Lender to make Loans pursuant to Section 9.02.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a CapEx Loan or a Term Loan, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Lender’s Office is located.

“Businesses” has the meaning specified in Section 6.10(a).

“CapEx Commitment” means, as to the Lender, its obligation to make CapEx Loans to the Borrower pursuant to Section 2.01. The amount of the CapEx Commitments in effect for each year will be mutually agreed upon by the Borrower and the Lender thirty (30) days prior to the first day of each year.

“CapEx Loan” has the meaning specified in Section 2.01(a).

“Cash Equivalents” means cash equivalents as defined under GAAP.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which during any period of 12 consecutive months, a majority of the members of the board of trustees of the Borrower cease to be composed of individuals (i) who were members of the board of trustees on the first day of such period, (ii) whose election or nomination to the board of trustees was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board of trustees or (iii) whose election or nomination to the board of trustees was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the board of trustees.

“Closing Date” means the date hereof.

“Closing Date Acquisition” means the Acquisition by Borrower from Lender of the business and assets of Grand Canyon University in accordance with the terms of the Asset Purchase Agreement.

“Cohort Default Rate” has the meaning provided in 34 C.F.R. Sections 668.182 and 668.201 Subparts M and N, as applicable.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Lender, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgage and the other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 7.13.

“Commitment” means the CapEx Commitment of the Lender and/or the Term Loan Commitment of the Lender.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, the ability to appoint directors or trustees, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent, or the power to appoint a majority or more of the directors or trustees of another Person.

“Credit Extension” means a Borrowing.

“Debt Issuance” means the issuance by the Borrower or any Subsidiary of any Indebtedness.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means the Applicable Rate plus 2% per annum.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by the Borrower or any Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the disposition of inventory in the ordinary course of business; (b) the disposition of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries in the ordinary course of business; (c) the disposition of property to the Borrower or any Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (d) the disposition of accounts receivable in connection with the collection or compromise thereof; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries; (f) the sale or disposition of Cash Equivalents for fair market value; (g) any Recovery Event; (h) the disposition of personal property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; and (i) to the extent constituting a Disposition, transactions permitted by Section 8.04 and Section 8.06 and Liens permitted by Section 8.01.

“DOE” means the United States Department of Education and any successor agency administering Title IV Programs.

“DOE Ratio” means the composite score of the Borrower’s equity, primary reserve and net income ratios described in 34 C.F.R. Sections 668.171(b)(1) and Section 668.172 and appendix A.

“Dollar” and “$” mean lawful money of the United States.

“Eligible Property” means (a) with respect to the Net Cash Proceeds of any Disposition of real property or Recovery Event with respect to real property, a fee interest in real property that (i) is part of or used in connection with the campus of Grand Canyon University located in Phoenix, Arizona and (ii) constitutes Collateral and (b) with respect to the Net Cash Proceeds of any Disposition of personal property or Recovery Event with respect to personal property, personal property that constitutes Collateral (other than current assets as classified by GAAP).

“Environmental Laws” means any applicable Law relating to (i) the release of, and the investigation and remediation of, hazardous substances (which are not naturally occurring) released into the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land), and (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any Contractual Obligation pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Personal Property” means, collectively, the following personal property:

(a)    funds received from federal student financial aid programs under Title IV Programs and held pursuant to 34 C.F.R. 668.163 or otherwise in trust pursuant to Section 34 C.F.R. 668.161;

(b)    the Equity Interests of each Subsidiary to the extent not required to be pledged to the Lender pursuant to Section 7.13(a);

(c)    unless requested by the Lender, any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office;

(d)    unless requested by the Lender, any personal property (other than personal property described in clause (b) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code;

(e)    any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit the applicable Loan Party from granting any other Liens in such property;

(f)    any lease, license, contract or other agreement if the grant of a security interest in such lease, license, contract or other agreement is prohibited under the terms of such lease, license, contract or other agreement or under applicable Law or would result in default thereunder, the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter the applicable Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (i) such prohibition could not be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Law (including Debtor Relief Laws) or principles of equity and (ii) if such prohibition is terminated or waived, such lease, license, contract or other agreement shall no longer be Excluded Personal Property;

(g)    any cash and Cash Equivalents which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(e) or Section 8.01(f) pursuant to documents which prohibit the applicable Loan Party from granting any other Liens in such cash and Cash Equivalents; and

(h)    any other property if the Lender and the Borrower agree in writing that the cost, burden or consequences of obtaining or perfecting a security interest in such property is excessive in relation to the value of such property as Collateral.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of the Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) the Lender acquires such interest in the Loan or Commitment or (ii) the Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Facilities” has the meaning specified in Section 6.10(a).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FIRREA” means the Federal Institutions, Reform, Recovery and Enforcement Act of 1989.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Funded Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money indebtedness;

(c)    the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)    all obligations in respect of the deferred purchase price of property or services (including earn-out payment obligations but excluding trade accounts payable in the ordinary course of business);

(e)    the Attributable Indebtedness of capital leases, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Transactions;

(f)    without duplication, all Guarantees with respect to outstanding Funded Indebtedness of the types specified in clauses (a) through (e) above of another Person; and

(g)    all Funded Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, except to the extent that Funded Indebtedness is expressly made non-recourse to such Person.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or such other principles as may be approved by a significant segment of the accounting profession in the

United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each Person that joins as a Guarantor pursuant to Section 7.12 or otherwise, and (b) the successors and permitted assigns of the foregoing.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Lender and the other holders of the Obligations pursuant to Article IV.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Higher Education Act” means the Higher Education Act of 1965.

“Higher Learning Commission” means the Higher Learning Commission of the North Central Association of Colleges and Schools.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)    all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)    all purchase money indebtedness;

(c)    the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d)    all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)    the Attributable Indebtedness of capital leases, Synthetic Lease Obligations, Sale and Leaseback Transactions and Securitization Transactions;

(f)    the Swap Termination Value of any Swap Contract;

(g)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(h)    without duplication, all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (g) above of another Person; and

(i)    all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent that such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intercompany Indebtedness” means Indebtedness owing by a Loan Party to another Loan Party.

“Intercreditor Agreements” means any subordination or intercreditor agreement entered into by the Lender in connection with any Subordinated Indebtedness.

“Interest Payment Date” means the first day of each calendar month, commencing on the first such day occurring after the Closing Date, and the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 6.18.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Subsidiary in accordance with the provisions of Section 7.12 or any other documents as the Lender shall deem appropriate for such purpose

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means the Person identified as the “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns.

“Lender’s Office” or “Lending Office” means the Lender’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Lender may from time to time notify to the Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, as of any date of determination, the sum of all cash and Cash Equivalents of the Loan Parties on such date that (a) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and (b) are not subject to a Lien (other than Liens of the type described in Sections 8.01(m) and (n)).

“Loan” means an extension of credit by the Lender to the Borrower under Article II in the form of a CapEx Loan or the Term Loan.

“Loan Documents” means this Agreement, each Note, each Joinder Agreement, the Collateral Documents, and any Intercreditor Agreements.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Master Services Agreement” means that certain master services agreement, dated the date hereof, among the Borrower and the Lender (or any Subsidiary\ of the Lender).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Lender under any Loan Document to which it is a party; (c) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Indebtedness” means any Indebtedness (other than Indebtedness arising under the Loan Documents and Indebtedness arising under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,500,000.

“Material Subsidiary” means any Subsidiary that has (a) total assets with a fair market value in excess of $10,000,000 or (b) total revenues in excess of $10,000,000 for the most recently ended period of four fiscal quarters for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b); provided that if a Subsidiary would be a Subsidiary under clause (a) of this definition solely by virtue of such Subsidiary either (x) receiving an Investment from the Borrower or any Subsidiary the proceeds of which will be used by such Subsidiary solely to acquire real property or (y) acquiring real property, such Subsidiary shall be deemed a Material Subsidiary only if such Subsidiary holds such Investment or owns such real estate for more than sixty (60) days.

“Maturity Date” means July 1, 2025; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.

“Mortgage” means any mortgage, deed of trust or deed to secure debt that purports to grant to the Lender, for the benefit of the holders of the Obligations, a security interest in the real property of any Loan Party.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including any Loan Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Subsidiary in respect of any Disposition, Recovery Event or Debt Issuance net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) Taxes paid or payable as a result thereof and (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Lender) on the related property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Disposition, Recovery Event or Debt Issuance; provided, however, that “Net Cash Proceeds” shall not include amounts resulting from any Dispositions and Recovery Events until such amounts aggregate $1,000,000 in any fiscal year.

“Note” has the meaning specified in Section 2.11.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary, provided that (a) no Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, and (d) the Acquisition is approved by Lender, such approval not to be unreasonably withheld.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Subsidiary permitted to exist at such time pursuant to the terms of Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of any Loan Party or any ERISA Affiliate or any such Plan to which any Loan Party or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Recipient” means the Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any Subsidiary.

“Register” has the meaning specified in Section 11.06(c).

“Regulatory Letter of Credit” means a letter of credit issued for the account of the Borrower or any Subsidiary for the purpose of satisfying the obligations of the Borrower or such Subsidiary under the Higher Education Act or any similar state or federal statute or maintaining the eligibility of the Borrower or such Subsidiary to participate in any programs administered thereunder (including any Title IV Programs).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means an irrevocable notice in writing of a Borrowing of CapEx Loans in substantially the form of Exhibit A.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller (or persons serving in those functional capacities) of a Loan Party and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Lender. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Lender, each Responsible Officer will provide an incumbency certificate, in form and substance reasonably satisfactory to the Lender.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. The term “Restricted Payment” shall not include (a) the forfeiture of unvested Equity Interests of the Borrower by any present or former employee or trustee of the Borrower or any Subsidiary in connection with the termination of employment or service, death or disability of such individual provided that neither the Borrower nor any Subsidiary makes any payment of cash or other property for such forfeiture and (y) the repurchase of Equity Interests of the Borrower deemed to occur in connection with a net exercise of stock options or warrants or the grant of Equity Interests if such repurchased Equity Interests represent a portion of the exercise price of such options or warrants or the payment of applicable withholding taxes provided that neither the Borrower nor any Subsidiary makes any payment of cash or other property for such repurchase.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“School” means Grand Canyon University and its additional locations.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose Subsidiary or Affiliate of such Person.

“Security Agreement” means the security and pledge agreement dated as of the Closing Date executed in favor of the Lender, for the benefit of the holders of the Obligations, by each of the Loan Parties.

“Significant Regulatory Event” means the failure of the Borrower or any Subsidiary to (a) maintain the status of the School as an “eligible institution” as defined in 34 C.F.R. Section 600.2, (b)

maintain the eligibility of the School to participate in one or more Title IV Programs, (c) maintain all Accreditations required for the School to participate in one or more Title IV Programs.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature in the ordinary course of business, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (e) the present fair salable value of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured and (f) such Person does not intend, in any transaction, to hinder, delay or defraud either present or future creditors or any other person to which such Person is or will become, through such transaction, indebted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment to the prior payment in full of the Obligations pursuant to a subordination agreement or other subordination provisions, and containing such other payment terms, covenants, defaults and remedies, in each case that are reasonably satisfactory to the Lender.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Equity Interests having ordinary voting power for the election of directors or equivalent governing body (other than Equity Interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap

Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Commitment” means the amount of the Term Loan the Lender will be deemed to have made to the Borrower, and the Borrower will have been deemed to have incurred from the Lender, pursuant to Section 2.01(b). The principal amount of the Term Loan Commitment of the Lender shall be (a) on the Closing Date, an amount equal to EIGHT-HUNDRED FIFTY-THREE MILLION SIXTY-EIGHT THOUSAND THREE-HUNDRED EIGHTY-SIX AND 00/100 DOLLARS ($853,068,386.00), plus (b) following the Closing Date, such additional amount as required by Section 3.4 of the Asset Purchase Agreement.

“Title IV” means Title IV of the Higher Education Act of 1965, as amended, and any amendments or successor statutes thereto.

“Title IV Compliance Audit” means, with respect to any School, the annual compliance audit of such School’s administration of its Title IV Programs as required under 34 C.F.R. Section 668.23.

“Title IV Programs” means the Title IV Programs as listed in 34 C.F.R. Section 668.1(c).

“Total CapEx Outstanding” means the aggregate Outstanding Amount of all CapEx Loans.

“United States” and “U.S.” mean the United States of America.

“Wholly Owned Subsidiary” means any Person 100% of whose Equity Interests are at the time owned by the Borrower directly or indirectly through other Persons 100% of whose Equity Interests are at the time owned, directly or indirectly, by the Borrower.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights and (vii) the words “real property” shall include all fee and leasehold interests in such real property and all improvements located on such real property.

(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)    Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms; Calculation of Financial Covenants on a Pro Forma Basis.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)    Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)    Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04	Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Arizona time (daylight or standard, as applicable).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	CapEx Loans and Term Loan.

(a)    CapEx Loans. Subject to the terms and conditions set forth herein, the Lender agrees to make loans (each such loan, a “CapEx Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the CapEx Commitment; provided, however, that after giving effect to any Borrowing of CapEx Loans, the Total CapEx Outstanding shall not exceed the CapEx Commitments. Amounts repaid on the CapEx Loans may not be reborrowed.

(b)    Term Loan. Subject to the terms and conditions set forth herein, the Lender shall be deemed to have made a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date in an amount equal to the Lender’s Term Loan Commitment (adjusted as provided in Section 3.4 of the Asset Purchase Agreement). Amounts repaid on the Term Loan may not be reborrowed.

2.02	Borrowings of CapEx Loans.

(a)    Each Borrowing of a CapEx Loan shall be made subsequent to the Borrower’s issuance of a Request for Credit Extension to the Lender. Each such Request for Credit Extension shall be with respect to Approved Capital Expenditures occurring during the immediately following month and must be received by the Lender not later than 12:00 p.m. fifteen (15) days prior to the first day of the month specified in such notice. Each Borrowing shall be in a principal amount equal to the Approved Capital Expenditures for the month specified in such Request for Credit Extension. Each Request for Credit Extension issued by the Borrower pursuant to this Section 2.02(a) shall specify (i) the requested month of such Borrowing, (ii) the Approved Capital Expenditures which will be funded with the proceeds of such CapEx Loan, and (iii) the party or parties to whom the funds for such CapEx Loan shall be made available. Each Request for Credit Extension shall be appropriately completed and signed by a Responsible Officer of the Borrower.

(b)    Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Lender shall (i) make the funds for such Borrowing available to the Borrower for payment to the party or parties specified in the applicable Request for Credit Extension and (ii) the Borrower shall provide the Lender an accounting of the payments actually made.

2.03	[Reserved].

2.04	[Reserved].

2.05	Prepayments.

(a)    Voluntary Prepayments of Loans. The Borrower may, upon notice from the Borrower to the Lender, at any time or from time to time voluntarily prepay CapEx Loans and the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Lender not later than 12:00 noon three Business Days prior to any date of prepayment; and (B) any such prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b)    Mandatory Prepayments of Loans.

(i)    CapEx Commitments. If for any reason the Total CapEx Outstanding at any time exceeds the CapEx Commitments then in effect, the Borrower shall immediately prepay CapEx Loans in an aggregate amount equal to such excess.

(ii)    Dispositions and Recovery Events. The Borrower shall prepay the Term Loan as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of any Disposition or Recovery Event that are not, within 365 days following receipt of such Net Cash Proceeds, committed to be reinvested pursuant to a legally binding commitment and, within 545 days following receipt of such Net Cash Proceeds, actually reinvested, in each case in property that is useful to the business of the Borrower and its Subsidiaries, which investment may include, in the case of a Recovery Event, the repair, restoration or replacement of the applicable property (it being understood that the Borrower shall prepay the Term Loan as hereafter provided in an amount equal to the amount of any Net Cash Proceeds not so committed to be reinvested during such 365 day period or actually reinvested during such 545 day period immediately upon the expiration of the applicable period); provided that (A) the aggregate amount of all such Net Cash Proceeds that may be reinvested in property other than Eligible Property is $5 million in any fiscal year and $10 million during the term of this Agreement and (B) if the aggregate amount of Net Cash Proceeds of all such Recovery Events received by the Borrower or any Subsidiary in any fiscal year exceeds $2,500,000, then the Borrower shall (1) deposit such excess amount of Net Cash Proceeds in a deposit account subject to the dominion and control of the Lender, (2) withdraw funds from such deposit account only to reinvest such Net Cash Proceeds in applicable property and (3) cause such deposit account to be subject at all times to first priority, perfected Liens in favor of the Lender, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to documentation in form and substance satisfactory to the Lender.

(iii)    Debt Issuances. Within three (3) Business Days of the receipt by the Borrower or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Term Loan as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iv)    Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)    with respect to all amounts prepaid pursuant to Section 2.05(b)(i), to the outstanding CapEx Loans; and

(B)    with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii) and (iii), to the Term Loan (to the remaining principal amortization payments in inverse order of maturity).

All prepayments under this Section 2.05(b) shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06	Termination or Reduction of CapEx Commitments.

The Borrower may, upon notice to the Lender, terminate, in whole or in part, the CapEx Commitments, or from time to time permanently reduce the CapEx Commitments; provided that (i) any such notice shall be received by the Lender not later than 12:00 noon five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (iii) the Borrower shall not terminate or reduce the CapEx Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total CapEx Outstanding would exceed the CapEx Commitments; provided, that any notice so given to the Lender in connection with a refinancing of all Obligations (other than contingent indemnification obligations not yet due and payable) may be conditional on the effectiveness of the replacement credit agreement or other similar document and may be revoked by the Borrower if such condition is not satisfied. All fees accrued until the effective date of any termination of the CapEx Commitments shall be paid on the effective date of such termination.

2.07	Repayment of Loans.

(a)    CapEx Loans. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of all CapEx Loans outstanding on such date.

(b)    [Reserved].

(c)    Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan on the Maturity Date.

2.08	Interest.

(a)    Each Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Applicable Rate.

(b)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Lender, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d)    Upon the request of the Lender, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(e)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	[Reserved].

2.10	Computation of Interest and Fees.

All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Lender of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11	Evidence of Debt.

The Credit Extensions made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrower shall execute and deliver to the Lender a promissory note, which shall evidence the Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit C (a “Note”). The Lender may attach schedules to its Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.12	Payments Generally.

(a)    General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Lender at the Lender’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. All payments received by the Lender after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)    Funding Source. Nothing herein shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Lender) require the deduction or withholding of any Tax from any such payment by the Lender or a Loan Party, then the Lender or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)    If any Loan Party or the Lender shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Lender shall withhold or make such deductions as are determined by the Lender to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Lender shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)    If any Loan Party or the Lender shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Lender, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Lender, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c)    Tax Indemnifications. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d)    Evidence of Payments. Upon request by the Borrower or the Lender, as the case may be, after any payment of Taxes by the Borrower or by the Lender to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Lender or the Lender shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Lender, as the case may be.

(e)    Status of Lender; Tax Documentation.

(i)    If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Laws or reasonably requested by the Borrower as will enable the Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)    Without limiting the generality of the foregoing, the Lender shall deliver to the Borrower on or prior to the date on which the Lender becomes the Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax.

(iii)    The Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Lender in writing of its legal inability to do so.

(f)    Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant

Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

3.02	Survival.

Each Loan Party’s obligations under this Article III shall survive the replacement of the Lender or any assignment of rights by the Lender, the termination of the CapEx Commitments and the repayment, satisfaction or discharge of all other Obligations.

ARTICLE IV

GUARANTY

4.01	The Guaranty.

Each of the Guarantors, if any, from time to time party hereto hereby jointly and severally guarantees to the Lender and each other holder of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations is not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

4.02	Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Laws, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than payment in full of the Obligations in cash and termination or expiration of the Commitments), it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Laws, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)    at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)    any of the acts mentioned in any of the provisions of any of the Loan Documents or any other document relating to the Obligations shall be done or omitted;

(c)    the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other document relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)    any Lien granted to, or in favor of, the Lender or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)    any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever and any requirement that the Lender or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03	Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Lender and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Lender or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

4.04	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by Laws, as between the Guarantors, on the one hand, and the Lender and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06	Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until the Obligations have been paid in full and the Commitments have terminated.

4.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01	Conditions of Effectiveness.

This Agreement shall be effective upon satisfaction of the following conditions precedent in each case in a manner satisfactory to the Lender:

(a)    Loan Documents. Receipt by the Lender of executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the Borrower and, in the case of this Agreement, by the Lender.

(b)    Organization Documents, Resolutions, Etc. Receipt by the Lender of the following:

(i)    copies of the Organization Documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date;

(ii)    such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Lender may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a

Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party; and

(iii)    such documents and certifications as the Lender may require to evidence that the Borrower is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation.

(c)    Personal Property Collateral. Receipt by the Lender of the following:

(i)    searches of Uniform Commercial Code filings in the jurisdiction of formation of the Borrower and each other jurisdiction deemed appropriate by the Lender;

(ii)    UCC financing statements for each appropriate jurisdiction as is necessary, in the Lender’s discretion, to perfect the Lender’s security interest in the Collateral;

(iii)    all certificates evidencing any certificated Equity Interests pledged to the Lender pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Subsidiary, such stock powers are deemed unnecessary by the Lender in its discretion under the Laws of the jurisdiction of organization of such Person);

(iv)    searches of ownership of, and Liens on, United States registered intellectual property of the Borrower in the appropriate governmental offices; and

(v)    duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Lender’s discretion, to perfect the Lender’s security interest in the United States registered intellectual property of the Borrower.

(d)    Real Property Collateral. Receipt by the Lender of each of the following (the “Real Property Deliverables”) with respect to all real property of the Borrower:

(i)    an Appraisal of such real property;

(ii)    a fully executed and notarized Mortgage encumbering such real property;

(iii)    ALTA mortgagee title insurance policies issued by a title insurance company acceptable to the Lender with respect to such real property, assuring the Lender that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance satisfactory to the Lender and shall include such endorsements as are requested by the Lender;

(e)    Evidence of Insurance. Receipt by the Lender of copies of insurance policies or certificates of insurance of the Borrower evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents.

(f)    Closing Certificate. Receipt by the Lender of a certificate signed by a Responsible Officer of the Borrower as of the Closing Date certifying that the conditions specified in Sections 5.02(a) and (b) have been satisfied as of the Closing Date.

(g)    Closing Date Acquisition. The Closing Date Acquisition shall have been consummated in accordance with the terms of the Asset Purchase Agreement and the representations and warranties contained therein shall be true and correct.

(h)    Master Services Agreement. The Borrower shall have executed and delivered the Master Services Agreement.

5.02	Conditions to all Credit Extensions.

The obligation of the Lender to honor any Request for Credit Extension (other than the initial Credit Extension on the Closing Date, in the case of clause (a) below) is subject to the following conditions precedent:

(a)    The representations and warranties of each Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall be true and correct in all respects, on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b)    No Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)    The Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Lender that:

6.01	Representations and Warranties in the Asset Purchase Agreement.

As of the Closing Date, the representations and warranties of each Loan Party contained in the Asset Purchase Agreement or in any document furnished under or in connection therewith shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect which such representation and warranty shall be true and correct in all respects.

6.02	Existence, Qualification and Power.

The Borrower and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified, licensed, has a letter of assurance indicating continued approval, and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.03	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien (other than any Lien created under the Loan Documents) under, or require any payment to be made under (i) any material Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.04	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by, or otherwise contemplated by, the Collateral Documents.

6.05	Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is a party thereto, enforceable against such Loan Party that is party thereto in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.

6.06	[Reserved].

6.07	[Reserved].

6.08	No Default.

(a)    Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect.

(b)    No Default has occurred and is continuing.

6.09	Ownership of Property; Liens.

Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is not subject to any Liens other than Permitted Liens.

6.10	Environmental Compliance.

Except as would not reasonably be expected to have a Material Adverse Effect:

(a)    Each of the facilities and real properties owned, leased or operated by the Borrower or any Subsidiary (the “Facilities”) and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the businesses operated by the Borrower and its Subsidiaries at such time (the “Businesses”), and there are no conditions relating to the Facilities or the Businesses that would reasonably be expected to give rise to liability under any applicable Environmental Laws.

(b)    None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c)    Neither the Borrower nor any Subsidiary has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability arising under Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.

(d)    Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of the Borrower or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Laws.

(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened in writing, under any Environmental Laws to which the Borrower or any Subsidiary is or, to the knowledge of the Responsible Officers of the Loan Parties, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Laws with respect to the Borrower, any Subsidiary, the Facilities or the Businesses.

(f)    There has been no release or threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of the Borrower or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.11	Insurance.

(a)    The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

(b)    The Borrower and its Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Lender.

6.12	Taxes.

(a)    The Borrower is an organization described in, and exempt from U.S. federal income taxes under, Section 501(c)(3) of the Internal Revenue Code and is qualified to operate an educational organization described in Section 170(b)(1)(A)(ii) of the Internal Revenue Code.

(b)    The Borrower and its Material Subsidiaries have filed all tax returns required to have been filed and have paid all taxed due and payable, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.13	ERISA Compliance.

(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other Federal or state Laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the knowledge of the Responsible Officers of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)    There are no pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)    (i) No ERISA Event has occurred, and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and neither any Loan Party nor any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither any Loan Party nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

6.14	Subsidiaries.

Except as set forth on Schedule 6.14, as of the Closing Date, the Borrower has no Subsidiaries.

6.15	Margin Regulations; Investment Company Act.

(a)    The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and the Lender or any Affiliate of the Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b)    None of the Borrower or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.16	[Reserved].

6.17	Compliance with Laws.

Each of the Borrower and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Laws or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.18	Intellectual Property; Licenses, Etc.

The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Except for such claims and infringements that would not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Responsible Officer of any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrower or any Subsidiary, the granting of a right or a license in respect of any IP Rights from the Borrower or any Subsidiary does not infringe on any rights of any other Person.

6.19	Solvency.

The Loan Parties are Solvent on a consolidated basis.

6.20	[Reserved].

6.21	Business Locations; Taxpayer Identification Number.

Set forth on Schedule 6.21-1 is the chief executive office, U.S. taxpayer identification number and organizational identification number of each Loan Party as of the Closing Date. The exact legal name and state of organization of each Loan Party as of the Closing Date is as set forth on the signature pages hereto. Except as set forth on Schedule 6.21-2, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.

6.22	OFAC.

No Loan Party nor, to the knowledge of any Loan Party, any Related Party, (a) is currently the subject of any Sanctions, (b) is located, organized or residing in any Designated Jurisdiction or (c) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including the Lender) of Sanctions.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations not yet due and payable) shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each Subsidiary to:

7.01	Financial Statements.

Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower (or, if earlier, fifteen (15) days after the date required to be filed with the DOE (without giving effect to any extension permitted by the DOE)), commencing with the fiscal year ending December 31, 2018, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in fund balance, cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Lender, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, commencing with the fiscal quarter ended September 30, 2018, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in fund balance, cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, changes in fund balance and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)    as soon as available, but in any event within seventy-five (75) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2018, forecasts prepared by management of the Borrower, in form satisfactory to the Lender, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on an annual basis for the immediately following three fiscal years (including the fiscal year in which the Maturity Date occurs).

As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

7.02	Certificates; Other Information.

Deliver to the Lender, in form and detail reasonably satisfactory to the Lender:

(a)    promptly after receipt by the Borrower or any Subsidiary from the DOE, the Cohort Default Rate for each School for each federal fiscal year and the DOE Ratio for each fiscal year of the Borrower;

(b)    concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may, unless the Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)    promptly after the filing thereof with the DOE, a copy of the Borrower’s most recent Title IV Compliance Audit as filed with the DOE;

(d)    promptly after any request by the Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of trustees (or the audit committee of the board of trustees) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(e)    promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the DOE, the Higher Learning Commission or any other Accrediting Body (or comparable agencies in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by any such agency regarding financial or other operational results of the Borrower or any Subsidiary; and

(f)    promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary (including consolidating financial statements), or compliance with the terms of the Loan Documents, as the Lender may from time to time reasonably request.

7.03	Notices.

Promptly notify the Lender of:

(a)    the occurrence of any Default;

(b)    any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including each of the following to the extent the same has resulted or would reasonably be expected to result in a Material Adverse Effect: (i) any pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened loss by the School of any of its Accreditations or any other accreditation, license, permit or authorization required for the School to participate in one or more Title IV Programs; (ii) any change to occur in state or federal Laws, rules or governmental regulations or budgetary allocations or educational loan policies; and (iii) any pending or, to the knowledge of any Responsible Officer of any Loan Party, threatened in writing investigation, inquiry or proceeding against the School by the DOE, any state governmental agency or Accrediting Body;

(c)    the occurrence of any of the events described in clauses (a), (b) and (c) of the definition of “Significant Regulatory Event”;

(d)    the occurrence of any ERISA Event;

(e)    any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b); and

(f)    the imposition by the DOE of a requirement that the Borrower, any Subsidiary or the School post or procure or obtain the issuance of a Regulatory Letter of Credit.

Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04	Maintenance of Non-Profit Status.

Maintain in full force and effect the Borrower’s status as (a) an organization described in, and exempt from U.S. federal income tax under, Section 501(c)(3) of the Internal Revenue Code and its qualification to operate an educational organization described in Section 170(b)(1)(A)(ii) of the Internal Revenue Code, and (b) a nonprofit institution of higher education for purposes of the Higher Education Act of 1965, as amended.

7.05	Preservation of Existence, Etc.

(a)    Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(b)    Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.

(c)    Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d)    Preserve or renew all of its IP Rights, the non-preservation or non-renewal of which would reasonably be expected to have a Material Adverse Effect.

(e)    Maintain all accreditations, licenses, permits and authorizations required for each School to conduct its business, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.06	Maintenance of Properties.

(a)    Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

(b)    Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c)    Use the standard of care typical in the industry in the operation and maintenance of its Facilities.

7.07	Maintenance of Insurance.

(a)    Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

(b)    Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Lender, (ii) furnish to the Lender evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Lender prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

(c)    Cause the Lender and its successors and/or assigns to be named as lender’s loss payee or mortgagee as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Lender, that it will give the Lender thirty (30) days (or such lesser amount as the Lender may agree) prior written notice before any such policy or policies shall be altered or canceled.

7.08	Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Laws or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, comply with (i) all applicable Laws the violation of which would result in the loss or suspension of, the eligibility of the School to participate in one or more Title IV Programs, (ii) the federal Truth-in-Lending Act, 15 U.S.C. § 1601 et seq., and all other consumer credit Laws applicable to the Borrower, any Subsidiary or the School in connection with the advancing of student loans, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and (iii) all statutory and regulatory requirements for authorization to provide post-secondary education in the jurisdictions in which its educational Facilities are located, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.09	Books and Records.

(a)    Maintain proper books of record and account, in which full, true and correct entries in all material respects in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

(b)    Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

7.10	Inspection Rights.

(a)    Permit representatives and independent contractors of the Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records and make copies thereof or abstracts therefrom, to discuss its affairs, finances and accounts with its directors, officers and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that (i) unless an Event of Default has occurred and is continuing, the Borrower shall be required to pay for only one field exam by the Lender in any fiscal year of the Borrower and (ii) if an Event of Default has occurred and is continuing the Lender (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

(b)    Permit representatives and independent contractors of the Lender to conduct Appraisals of the real property Collateral at the expense of the Borrower provided, however, that unless an Event of Default has occurred and is continuing, the Lender shall not conduct more than one Appraisal of the real property Collateral in any calendar year.

7.11	Use of Proceeds.

Use the proceeds of the CapEx Loans solely to make the Approved Capital Expenditure for which such CapEx Loan was funded, in accordance with the Approved Capital Expenditure Budget.

7.12	Additional Guarantors.

Within thirty (30) days (or such later date as the Lender may agree in its sole discretion) after any Person becomes a Material Subsidiary, cause such Person to (i) become a Guarantor by executing and delivering to the Lender a Joinder Agreement and (ii) deliver to the Lender documents of the types referred to in Sections 5.01(c) and (d) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Lender.

7.13	Pledged Assets.

(a)    Equity Interests. Cause 100% of the issued and outstanding Equity Interests of each Material Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Lender, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens), and, in connection with the foregoing, deliver to the Lender such other documentation as the Lender may request including, any filings and deliveries to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel all in form, content and scope reasonably satisfactory to the Lender.

(b)    Personal Property. Cause all personal property (other than Excluded Personal Property) of each Loan Party to be subject at all times to first priority, perfected Liens in favor of the Lender, for the benefit of the holders of the Obligations, to secure the Obligations pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Lender such other documentation as the Lender may reasonably request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Lender.

(c)    Real Property. Cause all real property of the Loan Parties to be subject at all times to first priority, perfected Liens in favor of the Lender, for the benefit of the holders of the Obligations, to secure the Obligations and, in connection with the foregoing, deliver to the Lender the Real Property Deliverables for such real property (other than, with respect to any such real property acquired after the Closing Date, an Appraisal), favorable opinions of counsel and such other documentation as the Lender may request, all in form, content and scope reasonably satisfactory to the Lender.

7.14	Compliance with Contractual Obligations.

Comply with all requirements of Contractual Obligations (including lease agreements with respect to leasehold interests in real property) except in such instances in which (a) such requirement is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.15	Regulatory Letter of Credit.

If required by any DOE requirement, cooperate with the Lender to make reasonable efforts to obtain and maintain a Regulatory Letter of Credit in compliance with all DOE requirements.

ARTICLE VIII

NEGATIVE COVENANTS

So long as the Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than contingent indemnification obligations not yet due and payable) shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens pursuant to any Loan Document;

(b)    Liens existing on the date hereof and listed on Schedule 8.01 and any modifications, replacements, renewals or extensions thereof, provided that the Liens do not extend to any property other than the property subject to such Liens on the Closing Date and the proceeds and products thereof;

(c)    Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)    Liens of landlords, carriers, warehousemen, mechanics, materialmen and repairmen and other like Liens arising in the ordinary course of business, provided that such Liens secure only amounts not overdue for a period of more than thirty (30) days or, if overdue for more than thirty (30) days, are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves determined in accordance with GAAP have been established;

(e)    (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA, and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(f)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, custom and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)    easements, rights-of-way, restrictions and other similar encumbrances and minor title defects affecting real property which, in the aggregate do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(h)    Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 9.01(h);

(i)    Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any property other than (A) the property financed by such Indebtedness and the proceeds and products of such property and (B) other Indebtedness permitted under Section 8.03(e) that is provided by the same lender and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)    leases, subleases, licenses or sublicenses granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(k)    any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(l)    Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;

(m)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(n)    Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o)    Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.05, in each case, solely to the extent such Disposition would have been permitted on the date of the creation of such Lien;

(p)    Liens arising on any real property as a result of any eminent domain, condemnation or similar proceeding being commenced with respect to such real property;

(q)    Liens in favor of any Loan Party securing Indebtedness permitted under Section 8.03(c);

(r)    Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the Closing Date; provided, that (i) any such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than proceeds or products of the property subject to such Lien), and (iii) the Indebtedness secured thereby is permitted under Section 8.03; and

(s)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder.

8.02	Investments.

Make any Investments, except:

(a)    Investments in the form of cash or Cash Equivalents;

(b)    Investments outstanding on the date hereof and set forth in Schedule 8.02;

(c)    Investments in any Person that is a Loan Party prior to giving effect to such Investment;

(d)    Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(e)    Investments in any Subsidiary that is a Wholly Owned Subsidiary solely to provide funds to such Subsidiary to acquire real property;

(f)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(g)    Investments consisting of loans, advances and other extensions of credit to officers, trustees and employees of the Borrower and its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, or (ii) otherwise for business purposes in an amount not to exceed $2.5 million in the aggregate at any time outstanding;

(h)    Guarantees permitted by Section 8.03;

(i)    Permitted Acquisitions;

(j)    to the extent constituting Investments, transactions permitted under Sections 8.01, 8.03, 8.04, 8.05 and 8.06;

(k)    Investments in Swap Contracts permitted under Section 8.03;

(l)    Investments consisting of promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 8.05 and any other sale, transfer, license, lease or other disposition of property not prohibited by the Loan Documents;

(m)    [Reserved]

(n)    Investments of a Subsidiary acquired after the Closing Date or of a Person that is merged into or consolidated with the Borrower or any Subsidiary after the Closing Date provided that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

(o)    Investments of a nature not contemplated in the foregoing clauses in an amount not to exceed $2,500,000 (calculated at the date such Investment is made) in the aggregate at any time outstanding.

8.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)    Indebtedness under the Loan Documents;

(b)    Indebtedness outstanding on the date hereof and set forth in Schedule 8.03 and any refinancings, refundings, renewals and extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the material terms taken as a whole of such refinancing, refunding, renewal or extension are not materially less favorable to the Borrower and its Subsidiaries than the terms of the Indebtedness being refinanced, refunded, renewed or extended;

(c)    intercompany Indebtedness permitted under Section 8.02;

(d)    obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)    purchase money Indebtedness (including obligations in respect of capital leases and Synthetic Lease Obligations) hereafter incurred to finance the purchase, renovation or improvement of fixed assets, and renewals, refinancings and extensions thereof, provided that (i) the aggregate principal amount of all such Indebtedness incurred in any fiscal year shall not exceed $5 million; (ii) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $20 million at any one time outstanding; and (iii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(f)    deferred purchase price obligations (including earn-out payment obligations) incurred in connection with Permitted Acquisitions provided that such obligations are subordinated to the Obligations in a manner and to an extent satisfactory to the Lender;

(g)    Subordinated Indebtedness provided that (i) no Default exists immediately prior or after giving effect thereto, and (ii) immediately after giving effect to the incurrence of such Subordinated Indebtedness, Liquidity shall be at least $75 million;

(h)    Guarantees with respect to Indebtedness permitted under this Section 8.03;

(i)    the endorsement of negotiable instruments received in the usual course of business;

(j)    Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(k)    Indebtedness incurred by the Borrower or its Subsidiaries in any Disposition constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(l)    Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts in the ordinary course of business;

(m)    Indebtedness consisting of the financing of insurance premiums in the ordinary course of business; and

(n)    additional Indebtedness not covered by the foregoing clauses of this Section, provided that on the date of incurrence of such Indebtedness (after giving effect to such Indebtedness) the aggregate outstanding principal amount of all such Indebtedness shall not exceed $2,500,000.

8.04	Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except that so long as no Default exists or would result therefrom, (a) the Borrower may merge or consolidate with any of its Subsidiaries provided that the Borrower is the continuing or surviving Person, (b) any Subsidiary may merge or consolidate with any other Subsidiary provided that if a Loan Party is a party to such transaction, the continuing or surviving Person is a Loan Party, (c) subject to clause (a) above, the Borrower or any Subsidiary may merge with any other Person in connection with a Permitted Acquisition provided that if the Borrower is a party thereto then the Borrower is the continuing or surviving Person and (d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, would not have a Material Adverse Effect.

8.05	Dispositions.

Make any Disposition unless (a) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of such Disposition, (b) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of, (c) if such Disposition is a Sale and Leaseback Transaction, such Disposition is not prohibited by the terms of Section 8.14, (d) such Disposition does not involve the Disposition of a minority equity interest in any Subsidiary, (e) such Disposition does not involve a Disposition of receivables other than receivables owned by or attributable to other property concurrently being Disposed of in a Disposition otherwise permitted under this Section 8.05 and (f) the aggregate net book value of all of the property Disposed of by the Borrower and its Subsidiaries in any fiscal year shall not exceed (calculated at the date such Disposition is consummated) $2,500,000.

8.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that so long as no Default has occurred and is continuing:

(a)    each Subsidiary may declare and make Restricted Payments to Persons that own Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made; and

(b)    each Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person.

8.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related or incidental thereto.

8.08	Transactions with Affiliates.

Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person other than (a) transactions among the Loan Parties, (b) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (c) normal and reasonable compensation and reimbursement of expenses of officers and trustees, (d) employment and severance arrangements among the Borrower, its Subsidiaries and their respective officers and employees in the ordinary course of business, (e) transactions permitted under the Borrower’s conflict of interest policy as in effect on the date hereof and attached hereto as Schedule 8.08, (f) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, trustees, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business and (g) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

8.09	Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (vi) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.03(e) or Section 8.03(f), provided that any such restriction contained therein relates only to the asset or assets purchased, renovated or improved in connection therewith, (3) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (4) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.05 pending the consummation of such sale, (5) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 8.02 and applicable solely to such joint venture entered into in the ordinary course of business, (6) customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (7) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary, (8) customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (9) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business and (10) are required by any applicable Laws, including any rule or regulation of the DOE, any Accrediting Body or any state regulatory authority.

8.10	Use of Proceeds.

Use the proceeds of any CapEx Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately for anything other than an Approved Capital Expenditure.

8.11	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)    Amend, modify or change its Organization Documents in a manner adverse to the Lender.

(b)    Change its fiscal year.

(c)    Without providing ten (10) days prior written notice to the Lender (or such lesser period as the Lender may agree), change its name, state of formation or form of organization.

8.12	Ownership of Subsidiaries.

Notwithstanding any other provisions of this Agreement to the contrary, (a) permit any Person (other than the Borrower or any Wholly Owned Subsidiary) to own any Equity Interests of any Subsidiary, or (b) permit any Subsidiary to issue or have outstanding any shares of preferred Equity Interests.

8.13	Sale Leasebacks.

Enter into any Sale and Leaseback Transaction.

8.14	Sanctions.

Permit any Loan or the proceeds of any Loan, directly or indirectly, (a) to be lent, contributed or otherwise made available to fund any activity or business in any Designated Jurisdiction; (b) to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions; or (c) in any other manner that will result in any violation by any Person (including the Lender) of any Sanctions.

8.15	Educational Covenants.

(a)    DOE Ratio. Permit the DOE Ratio to be less than (i) 1.00 as of the end of the fiscal year of the Borrower ending June 30, 2019, or (ii) 1.50 as of the end of any fiscal year of the Borrower thereafter without advance written approval from Lender received prior to the start of each fiscal year in which the Borrower believes its DOE Ratio will fall below 1.50.

(b)    Cohort Default Rate. Permit the Cohort Default Rate for the School (i) with respect to any period prior to the release of official cohort default rates, to be equal to or greater than thirty percent (30%) for three consecutive federal fiscal years or (ii) to exceed forty percent (40%) for any single federal fiscal year.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01	Events of Default.

Any of the following shall constitute an Event of Default:

(a)    Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)    Specific Covenants.

(i)    Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02 or 7.10 and such failure continues for five days; or

(ii)    Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03(a), 7.05(a) or 7.11 or Article VIII; or

(c)    Master Services Agreement. The Master Services Agreement is terminated or otherwise expires in accordance with its terms; or

(d)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(e)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document executed by a Responsible Officer and delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or if such representation, warranty, certification or statement of fact is qualified by materiality or reference to Material Adverse Effect such representation, warranty, certification or statement of fact is incorrect or misleading in any respect); or

(f)    Cross-Default. (i) The Borrower or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; (ii) the Borrower or any Subsidiary fails to observe or perform any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Material Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the “defaulting party” (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the $1,000,000; or

(g)    Insolvency Proceedings, Etc. The Borrower or any Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(h)    Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(i)    Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or such judgment being paid, satisfied, vacated or bonded, or otherwise, is not in effect; or

(j)    Sanctions. The DOE imposes one or more monetary sanctions against the Borrower or any Subsidiary (including monetary fines or requirements to repay Title IV funds) in an aggregate amount (as to all such monetary sanctions) exceeding $2,500,000 and there is a period of thirty (30) consecutive days during which a stay of enforcement of such monetary sanction, by reason of a pending appeal or such monetary sanction being paid, satisfied, vacated or bonded, or otherwise, is not in effect; or

(k)    ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of one or more Loan Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $2,500,000, or (ii) one or more Loan Parties or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,500,000; or

(l)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Lender any material part of the Liens purported to be created thereby; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(m)    Change of Control. There occurs any Change of Control; or

(n)    Significant Regulatory Event. There occurs a Significant Regulatory Event.

Anything in this Section 9.01 to the contrary notwithstanding, any event, omission or act that would otherwise result in an Event of Default hereunder shall not be deemed an Event of Default hereunder if such event, omission or act results directly or indirectly from (i) a breach of a representation or warranty of Lender under the Asset Purchase Agreement or the Master Services Agreement, or (ii) Lender’s failure to observe or perform any covenant or agreement in the Asset Purchase Agreement or the Master Services Agreement.

9.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Lender may take any or all of the following actions:

(a)    declare the commitment of the Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)    exercise on behalf of itself all rights and remedies available to it under the Loan Documents or applicable Laws or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of the Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Lender.

9.03	Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Lender in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III) payable to the Lender;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lender (including fees, charges and disbursements of counsel to the Lender arising under the Loan Documents and amounts payable under Article III);

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations arising under the Loan Documents;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Laws.

ARTICLE X

[RESERVED]

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Lender and the applicable Loan Party, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

11.02	Notices; Effectiveness; Electronic Communications.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, if to any Loan Party or the Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)    Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)    [Reserved].

(d)    Change of Address, Etc. Each Loan Party and the Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.

(e)    Reliance by Lender. The Lender shall be entitled to rely in good faith and act upon any notices (including telephonic or electronic Request for Credit Extension) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Lender may be recorded by the Lender, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies.

No failure by the Lender to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Laws.

11.04	Expenses; Indemnity; Damage Waiver.

(a)    Costs and Expenses. The Loan Parties shall pay (i) all reasonable documented out-of-pocket expenses incurred by the Lender and its Affiliates (including the reasonable documented fees, charges and disbursements of counsel for the Lender) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable documented out-of-pocket expenses incurred by the Lender (including the reasonable documented fees, charges and disbursements of any counsel for the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)    Indemnification by the Loan Parties. The Loan Parties shall indemnify the Lender (and any agent thereof), and each of its Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable documented fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (including fees, charges and disbursements of counsel for such Indemnitee) (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by any Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise from disputes between or among Indemnitees that do not involve an act or omission by (1) the Borrower, any Subsidiary or any Affiliate of the Borrower or (2) the Lender acting in its capacity as such. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)    [Reserved].

(d)    Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Laws, no Loan Party shall assert, and each Loan Party hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)    Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Lender, the replacement of the Lender, the termination of the CapEx Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	[Reserved].

11.06	Successors and Assigns.

(a)    Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that (x) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Lender and (y) the Lender may assign or otherwise transfer any of its rights or obligations hereunder (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    Assignments by Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans at the time owing to it). In connection with any partial assignment by the Lender, each Loan Party agrees to enter into such amendments to this Agreement and the other Loan Documents as the Lender may reasonably request to reflect, if applicable as a result of an assignment of only a portion of this Agreement, the multi-lender nature of the Loan Documents including, without limitation, (i) insertion of provisions relating to the appointment and compensation of an administrative agent and a collateral agent for the credit facilities, and (ii) modifications to the amendment, assignment, indemnity, reimbursement, pro rata treatment, defaulting lender and other provisions to reflect customary market terms for such provisions in the context of a multi-lender facility.

(c)    Register. The Lender, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Lender’s Office a copy of each assignment agreement delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lender, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, the Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Lender and the Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.

(d)    Participations. The Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to certain customary amendments, waivers or other modifications. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by applicable Laws, each Participant also shall be entitled to the benefits of Section 11.08 as though it were the Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were the Lender. The Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e)    Certain Pledges. The Lender may at any time pledge, collaterally assign or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Lender, including any pledge, collateral assignment or assignment to secure obligations to a secured lender or a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto (other than with respect to the exercise of remedies of any collateral assignment permitted hereby).

(f)    Limitation. Notwithstanding the provisions of this Agreement, including this Section 11.06, to the contrary, any assignment, including as a participation, of this Agreement, or any of Lender’s rights herein, shall be only to a Person who also assumes (to a comparable percentage), Lender’s obligations under the Master Services Agreement. The foregoing sentence shall not apply to any collateral assignment of this Agreement to any lender to Lender, or to any transfer upon foreclosure under any such collateral assignment.

11.07	Treatment of Certain Information; Confidentiality.

The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners),

(c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower. For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

The Lender acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Laws, including United States federal and state securities Laws.

11.08	Right of Setoff.

If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Laws, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Lender or its Affiliates, irrespective of whether or not the Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such Indebtedness. The rights of the Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify the Borrower promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Laws (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Lender, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Lender, regardless of any investigation made by the Lender or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to a defaulting lender shall be limited by Debtor Relief Laws, as determined in good faith by the Lender, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13	[Reserved].

11.14	Governing Laws; Jurisdiction; Etc.

(a)    GOVERNING LAWS. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR

RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA.

(b)    SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE LENDER, OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF ARIZONA SITTING IN MARICOPA COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF ARIZONA, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH ARIZONA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)    WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Lender are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Lender, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) the Lender has no obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by applicable Laws, each of the Loan Parties hereby waives and releases any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17	Electronic Execution of Assignments and Certain Other Documents.

The words “execute” “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Lender or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

11.18	Subordination of Intercompany Indebtedness.

Each Loan Party (a “Subordinating Loan Party”) agrees that the payment of all obligations and indebtedness, whether principal, interest, fees and other amounts and whether now owing or hereafter arising, owing to such Subordinating Loan Party by any other Loan Party is expressly subordinated to the payment in full in cash of the Obligations. If the Lender so requests, any such obligation or indebtedness shall be enforced and performance received by the Subordinating Loan Party as trustee for the holders of the Obligations and the proceeds thereof shall be paid over to the holders of the Obligations on account of the Obligations, but without reducing or affecting in any manner the liability of the Subordinating Loan Party under this Agreement or any other Loan Document. Without limitation of the foregoing, so long as no Default has occurred and is continuing, the Loan Parties may make and receive payments with respect to any such obligations and indebtedness, provided, that in the event that any Loan Party receives any payment of any such obligations and indebtedness at a time when such payment is prohibited by this Section, such payment shall be held by such Loan Party, in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to the Lender.

11.19	USA PATRIOT Act.

To the extent that the Lender is subject to the Act (as hereinafter defined), the Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Lender to identify the Loan Parties in accordance with the Act. The Loan Parties shall, promptly following a request by the Lender, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	GAZELLE UNIVERSITY (to be renamed GRAND CANYON UNIVERSITY), an Arizona nonprofit corporation

	By:	/s/ Will Gonzalez
	Name:	Will Gonzalez
	Title:	Chairman of the Board of Trustees

LENDER:	GRAND CANYON EDUCATION, INC., a Delaware corporation

	By:	/s/ Daniel E. Bachus
	Name:	Daniel E. Bachus
	Title:	Chief Financial Officer